Exhibit 99.2

DOLPHIN DIGITAL MEDIA, INC
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

 The following unaudited pro forma  consolidated financial information and related notes present the historical  combined financial information of Dolphin Digital Media, Inc. and its wholly owned subsidiaries (hereinafter referred to as “Dolphin” or “the Company”) and 42West LLC (“42West”) after giving effect to Dolphin’s acquisition of 42West that was completed on March 30, 2017 (the “Acquisition Date”).  The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable.

 The unaudited pro forma combined balance sheet as of December 31, 2016 is presented as if the acquisition of 42West had occurred on December 31, 2016.  The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2016 are presented as if the acquisition had occurred on January 1, 2016.  The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statements of operations, expected to have a continuing impact of the combined results.

 The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma combined consolidated financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date).  Accordingly, the aggregate value of the consideration paid by Dolphin to complete the acquisition was allocated to the assets acquired and liabilities assumed from 42West based upon estimated fair value on the closing date of the acquisition.  Dolphin has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed form 42West and the related allocations of purchase price, nor has Dolphin identified all adjustments necessary to conform 42West’s accounting policies to Dolphin’s accounting policies. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made.  Dolphin estimated the fair value of 42West’s assets and liabilities based on discussion with 42West’s management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in fair value of relevant balance sheet amounts will result in adjustments, which may result in material differences from the information presented herein.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.  The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of incremental costs incurred to integrate the two companies.

The unaudited pro forma combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and the historical audited financial statements of 42West for the year ended December 31, 2016 contained in this Form 8-K/A.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2016

	Dolphin Digital Media, Inc. (Historical)	42West - Acquiree (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$662,546	$1,279,056	$-		$1,941,602
Restricted cash	1,250,000	-	-		1,250,000
Accounts receivable, net	3,668,646	1,337,806	-		5,006,452
Other current assets	2,665,781	26,150	-		2,691,931
Total current assets	8,246,973	2,643,012	-		10,889,985
Capitalized production costs	4,654,013	-	-		4,654,013
Property, equipment and leasehold improvements, net	35,188	1,115,515	-		1,150,703
Other assets	1,261,067	265,563	-		1,526,630
Intangible assets	-	-	9,110,000	(a)	9,110,000
Goodwill	-	-	13,112,411	(b)	13,112,411
Total assets	$14,197,241	$4,024,090	$22,222,411		$40,443,742

Accounts payable	$677,249	$435,110	$-		$1,112,359
Bank loan payable	-	350,000	-		350,000
Warrant liability	14,011,254	-	-		14,011,254
Accrued compensation	2,250,000	-	-		2,250,000
Debt	18,743,069	-	-		18,743,069
Loan from related party	684,326	-	-		684,326
Put rights	-	-	4,000,000	(c)	4,000,000
Contingent consideration	-	-	3,541,000	(d)	3,541,000
Deferred revenue	46,681	-	-		46,681
Note payable	300,000	300,000	-		600,000
Other current liabilities	2,958,523	708,328	1,327,708	(e)	4,994,559
Total current liabilities	39,671,102	1,793,438	8,868,708		50,333,248
Warrant liability	6,393,936	-			6,393,936
Note payable	-	225,000	-		225,000
Other noncurrent liabilities	-	769,296	-		769,296
Total liabilities	46,065,038	2,787,734	8,868,708		57,721,480
Total stockholders' (deficit) equity	(31,867,797)	1,236,356	13,353,703	(f)	(17,277,738)
Total liabilities and stockholders' deficit	$14,197,241	$4,024,090	$22,222,411		$40,443,742

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statements of Operations
For the year ended December 31, 2016

	Dolphin Digital Media, Inc. (Historical)	42West - Acquiree (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$9,395,625	$18,563,749	$-		$27,959,374

Operating expenses exclusive of depreciation and amortization	27,097,889	15,851,177	-		42,949,066

Operating (loss) income	(17,702,264)	2,712,572	-		(14,989,692)

Depreciation and amortization	(476,250)	(213,846)	(997,333)	(A)	(1,687,429)
Interest expense	(4,241,841)	(21,505)	-		(4,263,346)
Change in fair value of warrant liability	2,195,542	-	-		2,195,542
Warrant issuance expense	(7,372,593)	-	-		(7,372,593)
Loss on extinguishment of debt	(9,601,933)	-	-		(9,601,933)
Other income (expense)	9,660	$(59,752)	-		(50,092)
Net (loss) income	$(37,189,679)	$2,417,469	$(997,333)		$(35,769,543)

Deemed dividend on preferred stock	5,247,227	-	-		5,247,227
Net loss attributable to common shareholders	$(42,436,906)	$2,417,469	$(997,333)		$(41,016,770)

Basic and Diluted Loss per Share	$(4.83)				$(3.33)

Weighted average number of shares used in share calculation	8,778,193			(B)	12,314,850

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 – DESCRIPTION OF THE TRANSACTION

 On March 30, 2017, Dolphin completed its acquisition of 42West.  Pursuant to the terms of the Membership Interest Purchase Agreement (the “Purchase Agreement”), Dolphin acquired from the members of 42West (the “Sellers”), 100% of the membership interests of 42West and 42West became a wholly-owned subsidiary of Dolphin (the “42West Acquisition”). The consideration paid by Dolphin in connection with the 42West Acquisition was approximately $18.7 million in shares of common stock of Dolphin, par value $0.015 (the “Common Stock”), based on the Company’s 30-trading-day average stock price prior to the closing date of $4.61 per share (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of Common Stock based on achieving certain financial targets.

Also in connection with the 42West Acquisition, on March 30, 2017, the Company entered into put agreements (the “Put Agreements”) with each of the Sellers. Pursuant to the terms and subject to the conditions set forth in the Put Agreements, the Company has granted the Sellers the right, but not obligation, to cause the Company to purchase up to an aggregate of 2,374,187 of the shares of Common Stock received as consideration for a purchase price equal to $4.61 per share during certain specified exercise periods set forth in the Put Agreements up until December 2020 (the “Put Rights”).

NOTE 2 –BASIS OF PRO FORMA PRESENTATION

 The unaudited pro forma combined balance sheet as of December 31, 2016 combines the historical balance sheet of Dolphin with the historical balance sheet of 42West and has been prepared as if the 42West Acquisition had occurred on December 31, 2016.  The unaudited pro forma combined statement of operations for the year ended December 31, 2016 combines the historical statement of operations of Dolphin with the historical statement of operations of 42West and was prepared as if the 42West Acquisition had occurred on January 1, 2016.  The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

 Dolphin accounted for the acquisition in the unaudited pro forma combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”).  In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date.  Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of the net tangible and identifiable assets acquired.

 The pro forma adjustments described below were developed based on Dolphin management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from 42West based on preliminary estimates to fair value.  The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma combined financial information after the final valuation procedures are performed and the amounts are finalized.

 The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

 Dolphin expects to incur costs and realize benefits associated with integrating the operations of Dolphin and 42West.  The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.  The unaudited pro forma combined statement of operations does not reflect any non-recurring charges directly related to the acquisition that the combined companies incurred upon completion of the 42West Acquisition.

NOTE 3 – ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

 The table below represents the total estimated preliminary purchase price consideration:

Common Stock issued at closing and in April 2017 (1,574,830 shares)	$6,693,028
Fair value of Common Stock issuable on January 2, 2018 (1,961,821 shares)	8,337,739
Fair value of Contingent Consideration	3,541,000
Fair value of Put Rights	4,000,000
Sellers’ transaction costs paid at closing	260,000
Sellers’ tax liabilities assumed	627,000
$23,458,767

NOTE 4 – ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

 The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets.  Such amounts were estimated using the most recent audited financial statements of 42West as of December 31, 2016. Dolphin does not believe that using 42West’s balances as of December 31, 2016 instead of March 30, 2017 will result in a materially different allocation, however, certain amounts, such as the balances of cash, accounts receivable, other assets,  the net balance of property, equipment and leasehold improvements,  accounts payable, bank loan, note payable and other liabilities will vary based upon changes in 42West’s balances between December 31, 2016 and March 30, 2017, with offsetting changes to goodwill.  As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet accounts will result in adjustments, which may result in material differences from the information presented herein.

Assets acquired
Cash	$1,279,056
Accounts receivable, net	1,337,806
Property, equipment and leasehold improvements	1,115,515
Other assets	291,713
Intangibles	9,110,000
Total identifiable assets acquired	13,134,090

Liabilities assumed
Accounts payable	(435,110)
Accrued expenses	(561,053)
Bank loan	(350,000)
Note payable	(525,000)
Other liabilities	(916,571)
Total liabilities assumed	(2,787,734)
Net identifiable assets	10,346,356
Goodwill	13,112,411
Purchase price allocated	$23,458,767

NOTE 5 – PRO FORMA ADJUSTMENTS

 The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial statements:

Adjustments to the pro forma combined balance sheet:

(a)
The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Acquisition Date Opening Balance	Useful Live (Years)
Intangible assets:
Customer relationships	$5,980,000	10
Trade name	2,760,000	10
Non-competition agreements	370,000	3
Total purchased intangible assets	$9,110,000

(b)
To record $13,112,411 of preliminary goodwill based on the excess of purchase consideration of the 42West Acquisition over the preliminary fair value of the net identifiable assets acquired.  In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present.  In the event that goodwill has become impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

(c)
To record $4,000,000 as the preliminary fair value of the Put Rights.  As discussed above the Sellers have the right to cause the Company to purchase up to 2,374,187 shares of Common Stock at a purchase price of $4.61 per share at certain specified dates up until December 2020.

(d)
Per the Purchase Agreements, the Sellers have the right to earn up to an additional $9.3 million of consideration (the “Contingent Consideration”) for the 42West Acquisition, contingent on achieving certain financial targets over a three year period, as specified in the Purchase Agreement.  The Contingent Consideration is payable in shares of Common Stock at a purchase price of $4.61 per share. The preliminary fair value of the Contingent Consideration is $3,541,000.

(e)
The preliminary fair value of other current liabilities is comprised of the following:

Seller's tax liability	$627,000
Legal	425,708
Consulting	275,000
Other current liabilities	$1,327,708

The preliminary fair value of the sellers tax liabilities assumed of $627,000 is made up of (a) estimates of taxes to be payable upon the issuance of the shares of Common Stock to the Sellers based on an estimated tax rate of 3% on estimated taxable amounts, and (b) an estimated fair value of possible tax liabilities to be owed by the Sellers related to the shares of Common Stock to be issued as part of the Contingent Consideration.

The legal and consulting fees are non-recurring acquisition related costs.  These costs are not reflected on the pro forma statement of operations because they would not be expenses that the combined entity would expect to incur on an ongoing basis.

(f)
The pro forma adjustment to total equity include the following:

Elimination of 42West pre-acquisition member equity balances	$(1,236,356)
Impact of shares of Common Stock to be delivered as purchase consideration	14,590,059
Total pro forma adjustment to total equity	$13,353,703

Adjustments to the pro forma combined statements of operations:

(A)
The amortization of the acquired intangible assets pro forma adjustments are as follows:

	Acquisition Date Opening Balance	Useful Live (Years)	Annual Amortization
Intangible assets:
Customer relationships	$5,980,000	10	$598,000
Trade name	2,760,000	10	276,000
Non-competition agreements	370,000	3	123,333
	$9,110,000		$997,333

(B)
Per the terms of the Purchase Agreement, (i) 1,230,280 shares of Common Stock were issued on March 30, 2017, (ii) 344,550 shares of Common Stock were issued on April 13, 2017 and up to 118,655 shares of Common Stock may be issued during 2017, and (iii) 1,961,827 shares of Common Stock will be issued on January 2, 2018.  The Company recalculated the weighted average shares as if the shares of Common Stock had been issued on January 1, 2016.